EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AMERCO

Reno, Nevada

We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (No. 33-56571 and 333-235872) of AMERCO of our reports dated May 26, 2021, relating to the consolidated financial statements and schedules, and the effectiveness of AMERCO’s internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO USA, LLP

Phoenix, Arizona

May 26, 2021